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                                                                       EXHIBIT 5

                       [ECKERT SEAMANS CHERIN & MELLOTT]

                                 APRIL 25, 1994

The Board of Directors
Spelling Entertainment Group Inc.
5700 Wilshire Blvd.
Los Angeles, CA 90036

                     RE: REGISTRATION STATEMENT ON FORM S-8

Ladies and Gentlemen:

    We have acted as counsel to Spelling Entertainment Group Inc. (the "Company") in connection with the preparation of a registration statement on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), for the purpose of registering 668,489 shares (the "Shares") of common stock, $.10 par value, of the Company. We have examined originals, or copies certified or otherwise identified to our satisfaction, of such corporate and other records, instruments, certificates and other documents as we have deemed necessary for the purpose of this opinion.

    Based on the foregoing, we are of the opinion that the Shares, when issued, will constitute legally issued, fully paid and non-assessable shares of common stock, $.10 par value, of the Company.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

ECKERT SEAMANS CHERIN & MELLOTT